Exhibit 99.1

HFF, Inc. reports fourth quarter and full year 2017 financial and transaction production results

DALLAS, TX – February 27, 2018 – HFF, Inc. (NYSE: HF) (the Company or HFF) reported today its financial and production volume results for the fourth quarter of 2017. Based on transaction volume, HFF is one of the leading and largest full-service commercial real estate financial intermediaries, providing commercial real estate and capital markets services to both the consumers and providers of capital in the commercial real estate sector.

Fourth Quarter 2017 Highlights

•	Revenue was $185.3 million, a 19.0% increase year-over-year.

•	Net income was $34.2 million, as compared to $27.5 million in the prior year period.

•	Net income per diluted share grew 21.4% to $0.85, as compared to $0.70 in the prior year period.

•	Adjusted EBITDA improved 24.7% to $59.5 million versus $47.8 million in the prior year period.

Full Year 2017 Highlights

•	Revenue was $609.5 million, a 17.8% increase over prior year.

•	Net income was $95.0 million, as compared to $77.2 million in the prior year period.

•	Net income per diluted share increased 20.1% to $2.39, as compared to $1.99 during the prior year.

•	Adjusted EBITDA grew 22.4% to $163.5 million compared to $133.6 million in the prior year period.

“We are pleased with the Company’s fourth quarter and full year of 2017. We believe the combination of our unique partnership culture, the synergies and diversification afforded by our capital markets centric business model, our strong balance sheet, and the strategic investments we continue to make enable us to add value and provide best in class services to our clients while positioning the Company for future growth,” said Mark Gibson, chief executive officer of HFF.

Based on the Company’s performance in 2017 and considerable liquidity position, the board of directors declared a special cash dividend on January 26, 2018 of $1.75 per share, or $67.5 million. Since 2012, the Company has returned approximately $388.2 million, or $10.27 per share, to shareholders in the form of special cash dividends.

HFF reports fourth quarter and full year 2017 financial results

Results for the Fourth Quarter Ended December 31, 2017

The Company’s revenues were $185.3 million for the fourth quarter of 2017, which represents an increase of $29.6 million, or 19.0% compared to revenue of $155.7 million for the fourth quarter of 2016. The Company generated operating income of $40.5 million during the fourth quarter of 2017, an increase of $3.3 million, or 9.0% when compared to operating income of $37.2 million for the fourth quarter of 2016. This increase in operating income is primarily due to the 19.0% increase in revenues which were partially offset by (i) increases in the Company’s compensation-related costs and other expenses associated with the net growth in headcount of 91 associates during the last twelve months, including the start-up of the Company’s London office, (ii) an increase in non-cash stock compensation and (iii) increases in other operating expenses due to the growth in transactional activity and the increase in headcount.

Interest and other income, net, grew 124.8% to $21.2 million in the fourth quarter of 2017, compared to $9.4 million in the fourth quarter of 2016. This increase is primarily a result of higher income from the valuation of the Company’s mortgage servicing rights and other agency-related income.

The Company reported net income for the quarter ended December 31, 2017 of $34.2 million, an increase of approximately $6.8 million, or 24.7%, when compared to net income of $27.5 million for the quarter ended December 31, 2016. For the quarter ended December 31, 2017 net income per diluted share was $0.85 compared to $0.70 for the fourth quarter of 2016.

Adjusted EBITDA (a non-GAAP measure whose reconciliation to net income can be found within this release) for the fourth quarter of 2017 grew 24.7% to $59.5 million, compared to $47.8 million in the fourth quarter of 2016. This increase in Adjusted EBITDA is primarily attributable to the increases in operating income and other income. The Adjusted EBITDA margin for the fourth quarter of 2017 was 32.1%, a 140 basis point increase compared to the Adjusted EBITDA margin of 30.7% in the fourth quarter of 2016.

HFF reports fourth quarter and full year 2017 financial results

Results for the Full Year of 2017

The Company’s revenue increased 17.8% to $609.5 million for the year ended December 31, 2017, compared to revenues of $517.4 million for 2016. The Company generated operating income of $105.3 million during 2017, an increase of $9.6 million, or 10.0% when compared to operating income of $95.8 million for 2016. This increase in operating income is primarily due to the 17.8% increase in revenues which was partially offset by (i) increases in the Company’s compensation-related costs and expenses associated with the net growth in headcount of 91 associates during the year, including the start-up of the London office, (ii) an increase in non-cash stock compensation and (iii) increases in other operating expenses due to the growth in transactional activity and the increase in headcount.

Interest and other income, net, totaled $57.2 million for the year ended December 31, 2017, an increase of $23.7 million, or 70.6%, when compared to $33.5 million for the year ended December 31, 2016. This increase is primarily a result of higher income from the valuation of the Company’s mortgage servicing rights and other agency-related income.

The Company’s net income for the year ended December 31, 2017 was $95.0 million, an increase of approximately $17.8 million, or 23.0%, when compared to net income of $77.2 million for the year ended December 31, 2016. For the year ended December 31, 2017, net income per diluted share was $2.39, or a 20.1% increase when compared to $1.99 in 2016.

Adjusted EBITDA for the year ended December 31, 2017 was $163.5 million, a 22.4% increase when compared to $133.6 million in the comparable period in 2016. This increase in Adjusted EBITDA is attributable to the increases in operating income as well as increases in other income. The Adjusted EBITDA margin for the year ended December 31, 2017 was 26.8%, a 100 basis point increase, compared to the Adjusted EBITDA margin of 25.8% in the comparable period in 2016.

Impact of Tax Reform Act

The fourth quarter and full year 2017 include the effect of the reduction in U.S. corporate tax rates under the U.S. Tax Cuts and Jobs Act (“Tax Reform Act”). The reduction in U.S. corporate tax rates resulted in adjustments related to the remeasurement of the Company’s deferred tax assets and a related

HFF reports fourth quarter and full year 2017 financial results remeasurement of the payable under the tax receivable agreement which decreased net income by $3.1 million for both the quarter and full year 2017. Net income per diluted share for the fourth quarter and full year 2017 was negatively impacted by $0.08 per share as a result of the adjustments due to the enactment of the Tax Reform Act.

HFF, Inc.

Condensed Consolidated Operating Results

(dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended Dec. 31,		For the Year Ended Dec. 31,
	2017	2016	2017	2016
Revenue	$185,286	$155,696	$609,478	$517,426

Operating expenses:
Cost of services	98,767	84,954	342,208	291,290
Operating, administrative and other	41,259	30,347	144,941	118,529
Depreciation and amortization	4,739	3,209	17,001	11,834

Total expenses	144,765	118,510	504,150	421,653

Operating income	40,521	37,186	105,328	95,773

Interest and other income, net	21,164	9,416	57,209	33,525
Interest expense	(4)	(9)	(21)	(42)
Decrease (increase) in payable under the tax receivable agreement	38,733	—	39,212	(1,025)

Income before income taxes	100,414	46,593	201,728	128,231

Income tax expense	66,175	19,140	106,768	51,036

Net income	$34,239	$27,453	$94,960	$77,195

Earnings per share—basic	$0.88	$0.72	$2.46	$2.02
Earnings per share—diluted	$0.85	$0.70	$2.39	$1.99
Weighted average shares outstanding—basic	38,706,918	38,277,889	38,662,118	38,245,682
Weighted average shares outstanding—diluted	40,144,642	39,077,905	39,673,152	38,843,156

Adjusted EBITDA	$59,534	$47,752	$163,468	$133,550

HFF reports fourth quarter and full year 2017 financial results

Production Volume and Loan Servicing Summary

The reported volume data presented below (provided for informational purposes only) is estimated based on the Company’s internal database.

Fourth Quarter Production Volume Results

Unaudited Production Volume by Platform

(dollars in thousands)

	For the Three Months Ended December 31,
By Platform	2017		2016		Change
	Production Volume	# of Trans.	Production Volume	# of Trans.	Production Volume	% chg.	# of Trans.	% chg.
Debt Placement	$16,666,187	401	$13,021,286	354	$3,644,901	28.0%	47	13.3%
Investment Advisory	10,263,938	222	11,767,635	211	(1,503,697)	-12.8%	11	5.2%
Equity Placement	3,691,197	40	1,436,107	36	2,255,090	157.0%	4	11.1%
Loan Sales	411,357	16	82,462	9	328,895	398.8%	7	77.8%

Total Transaction Volume	$31,032,679	679	$26,307,490	610	$4,725,189	18.0%	69	11.3%

Average Transaction Size	$45,704		$43,127		$2,576	6.0%

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans	Fund/Loan Balance	% chg.	# of Loans	% chg.
Private Equity Discretionary Funds	$1,820,300		$2,848,900		$(1,028,600)	-36.1%
Loan Servicing Portfolio Balance	$69,822,689	3,066	$57,956,110	2,807	$11,866,579	20.5%	259	9.2%

Production volumes for the fourth quarter of 2017 totaled approximately $31.0 billion on 679 transactions representing an 18.0% increase in production volume and an 11.3% increase in the number of transactions when compared to the production volumes of approximately $26.3 billion on 610 transactions for the fourth quarter of 2016. The average transaction size for the fourth quarter of 2017 was $45.7 million, which is approximately 6.0% higher than the comparable figure of approximately $43.1 million for the fourth quarter of 2016.

•	Debt Placement production volume was approximately $16.7 billion in the fourth quarter of 2017, representing an increase of 28.0% from the fourth quarter of 2016 volume of approximately $13.0 billion.

•	Investment Advisory production volume was approximately $10.3 billion in the fourth quarter of 2017, a decrease of 12.8% from the fourth quarter of 2016 volume of approximately $11.8 billion.

HFF reports fourth quarter and full year 2017 financial results

•	Equity Placement production volume was approximately $3.7 billion in the fourth quarter of 2017, an increase of 157.0% over the fourth quarter of 2016 volume of approximately $1.4 billion.

•	Loan Sales production volume was approximately $411.4 million for the fourth quarter of 2017, an increase of 398.8% from the $82.5 million of volume in fourth quarter 2016.

•	At the end of the fourth quarter of 2017, the amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue was approximately $1.8 billion compared to approximately $2.8 billion at the end of the fourth quarter of 2016, representing a 36.1% decrease.

•	The principal balance of the Company’s Loan Servicing portfolio reached $69.8 billion at the end of the fourth quarter of 2017, representing an increase of approximately $11.9 billion, or 20.5%, from $58.0 billion at the end of the fourth quarter of 2016.

Full Year Production Volume Results

Unaudited Production Volume by Platform

(dollars in thousands)

	For the Twelve Months Ended December 31,
By Platform	2017		2016		Change
	Production Volume	# of Trans.	Production Volume	# of Trans.	Production Volume	% chg.	# of Trans.	% chg.
Debt Placement	$51,725,431	1,426	$40,657,627	1,268	$11,067,804	27.2%	158	12.5%
Investment Advisory	34,482,775	768	36,660,669	770	(2,177,894)	-5.9%	(2)	-0.3%
Equity Placement	9,277,220	135	4,010,375	135	5,266,845	131.3%	—	0.0%
Loan Sales	564,583	28	688,912	28	(124,329)	-18.0%	—	0.0%

Total Transaction Volume	$96,050,009	2,357	$82,017,583	2,201	$14,032,426	17.1%	156	7.1%

Average Transaction Size	$40,751		$37,264		$3,487	9.4%

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans	Fund/Loan Balance	% chg.	# of Loans	% chg.
Private Equity Discretionary Funds	$1,820,300		$2,848,900		$(1,028,600)	-36.1%
Loan Servicing Portfolio Balance	$69,822,689	3,066	$57,956,110	2,807	$11,866,579	20.5%	259	9.2%

Production volumes for the year ended December 31, 2017 totaled approximately $96.1 billion on 2,357 transactions, representing a 17.1% increase in production volume and a 7.1% increase in the number of transactions when compared to the production volumes of approximately $82.0 billion on 2,201 transactions for the comparable period in 2016. The average transaction size for the year ended December 31, 2017 was $40.8 million, representing a 9.4% increase from the comparable figure of $37.3 million in the year ended December 31, 2016.

HFF reports fourth quarter and full year 2017 financial results

Employment Comments

Consistent with its strategic growth initiatives, the Company continued to expand its total employment and production ranks to the highest levels since the Company went public in January 2007. The Company’s total employment reached 982 associates as of December 31, 2017, which represents a net increase of 91, or 10.2%, over the comparable total of 891 associates as of December 31, 2016. HFF’s total number of capital markets advisors was 371 as of December 31, 2017, which represents a net increase of 52, or 16.3% over the comparable total of 319 capital markets advisors as of December 31, 2016. Over the past twelve months, the Company continued to add capital markets advisors to existing lines of business and product specialties through the promotion and recruitment of associates in 17 of the Company’s 26 offices.

Non-GAAP Financial Measures

This earnings press release contains a non-GAAP measure, Adjusted EBITDA, which as calculated by the Company is not necessarily comparable to similarly-titled measures reported by other companies. Additionally, Adjusted EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA with net income, see the section of this press release titled “Adjusted EBITDA Reconciliation.”

Earnings Conference Call

The Company’s management will hold a conference call to discuss fourth quarter 2017 financial results on February 27, 2018 at 6:00 p.m. Eastern Time. To listen, participants should dial 844-420-8188- (U.S. callers) or 478-219-0768 (international callers) approximately 10 minutes prior to the start of the call and enter participant code 2194446. A replay will become available after 9:00 p.m. Eastern Time on February 27, 2018 and will continue through March 6, 2018, by dialing 855-859-2056 (U.S. callers) or 404-537-3406 (international callers) and entering participant code 2194446.

The live broadcast of the Company’s quarterly conference call will be available online on the HFF website at www.hfflp.com on February 27, 2018 beginning at 6:00 p.m. Eastern Time. A recording of the

HFF reports fourth quarter and full year 2017 financial results broadcast will be available for replay on the Company’s website for one year. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

About HFF, Inc.

Through its subsidiaries, Holliday Fenoglio Fowler, L.P., HFF Real Estate Limited, HFF Securities L.P. and HFF Securities Limited, HFF operates out of 26 offices and is one of the leading and largest full-service commercial real estate financial intermediaries, providing commercial real estate and capital markets services to both the consumers and providers of capital in the commercial real estate sector. The Company offers clients a fully-integrated capital markets platform including debt placement, investment advisory, equity placement, funds marketing, M&A and corporate advisory, loan sales and commercial loan servicing.

Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the recent conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract capital markets advisors; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) competitive pressures; (5) the Company’s ability to integrate and sustain its growth; and (6) other factors discussed in the Company’s public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.

Additional information concerning factors that may influence HFF, Inc.‘s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF reports fourth quarter and full year 2017 financial results

HFF, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(Unaudited)

	December 31,	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$272,801	$235,582
Restricted cash	4,001	—
Accounts receivable, receivable from affiliate and prepaids	19,825	16,213
Mortgage notes receivable	450,821	290,933
Property, plant and equipment, net	17,897	15,837
Deferred tax asset, net	50,874	112,557
Intangible assets, net	67,525	40,426
Other noncurrent assets	8,461	5,111

Total assets	$892,205	$716,659

LIABILITIES AND STOCKHOLDERS’ EQUITY
Warehouse line of credit	$450,255	$290,980
Accrued compensation, accounts payable and other current liabilities	81,439	65,553
Long-term debt (includes current portion)	405	707
Deferred rent credit and other liabilities	12,700	11,485
Payable under the tax receivable agreement	60,939	111,392

Total liabilities	605,738	480,117
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 38,579,544 and 38,091,123 shares outstanding, respectively	387	385
Additional paid in capital	144,304	132,513
Accumulated other comprehensive income, net of taxes	171	—
Treasury stock	(4,971)	(11,477)
Retained earnings	146,576	115,121

Total equity	286,467	236,542

Total liabilities and stockholders’ equity	$892,205	$716,659

HFF reports fourth quarter and full year 2017 financial results

Adjusted EBITDA Reconciliation

The Company defines Adjusted EBITDA as net income before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) stock-based compensation expense, which is a non-cash charge, (v) income recognized on the initial recording of mortgage servicing rights that are acquired with no initial consideration and the inherent value of servicing rights, which are non-cash income amounts and (vi) the increase (decrease) in payable under the tax receivable agreement, which represents changes in a liability recorded on the Company’s consolidated balance sheet determined by the ongoing remeasurement of related deferred tax assets and, therefore, can be income or expense in the Company’s consolidated statement of income in any individual period. The Company uses Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds Adjusted EBITDA to be a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes, including the Company’s tax receivable agreement. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income in determining Adjusted EBITDA. Some of the items that the Company has eliminated from net income in determining Adjusted EBITDA are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs.

Any measure that eliminates components of the Company’s capital structure and costs associated with the Company’s operations has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

HFF reports fourth quarter and full year 2017 financial results

Set forth below is an unaudited reconciliation of consolidated net income to Adjusted EBITDA for the Company for the three and twelve months ended December 31, 2017 and 2016:

Adjusted EBITDA for the Company is calculated as follows:

(dollars in thousands)

	For the Three Months Ended December 31,		For the Full Year Ended December 31,
	2017	2016	2017	2016
Net income	$34,239	$27,453	$94,960	$77,195
Add:
Interest expense	4	9	21	42
Income tax expense	66,175	19,140	106,768	51,036
Depreciation and amortization	4,739	3,209	17,001	11,834
Stock-based compensation (a)	4,336	3,369	17,385	12,310
Valuation of mortgage servicing rights	(11,226)	(5,428)	(33,455)	(19,892)
Decrease (increase) in payable under the tax receivable agreement	(38,733)	—	(39,212)	1,025

Adjusted EBITDA	$59,534	$47,752	$163,468	$133,550

(a)	Amounts do not reflect expense associated with the stock component of estimated incentive payouts under the Company’s firm profit participation plan, office profit participation plans and executive bonus plan that are anticipated to be paid in respect of the applicable year. Such expense is recorded as incentive compensation expense within personnel expenses in the Company’s consolidated statements of income during the year to which the expense relates. Following the award, if any, of the related incentive payout, the stock component expense is reclassified as stock compensation costs within personnel expenses. See Note 2 to the Company’s consolidated financial statements included in the annual report on Form 10-K for the year ended December 31, 2017 to be filed with the Securities and Exchange Commission for further information regarding the Company’s accounting policies relating to its firm profit participation plan, office profit participation plans and executive bonus plan. See Note 3 to the Company’s consolidated financial statements included in the annual report on Form 10-K for the year ended December 31, 2017 to be filed with the Securities and Exchange Commission for further information regarding the Company’s accounting policies relating to its stock compensation.

HFF reports fourth quarter and full year 2017 financial results

Contacts:

GREGORY R. CONLEY

Chief Financial Officer

(412) 281-8714

gconley@hfflp.com

MYRA F. MOREN

Managing Director, Investor Relations

(713) 852-3500

mmoren@hfflp.com

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